Exhibit 99.1

LINN ENERGY ANNOUNCES THIRD-QUARTER 2012 RESULTS
HOUSTON, October 25, 2012 - LINN Energy, LLC (NASDAQ: LINE) and LinnCo, LLC (NASDAQ: LNCO) announced today financial and operating results for the three months ended September 30, 2012, and the company’s outlook for the remainder of 2012.
LINN Energy reported the following significant third-quarter 2012 results:

•	Increased average daily production 106 percent to 782 MMcfe/d, compared to 379 MMcfe/d for the third-quarter 2011

•	Increased adjusted EBITDA 65 percent to $402 million, compared to $243 million for the third-quarter 2011

•	Achieved a distribution coverage ratio of 1.40x, which was positively impacted by acquisitions, NGL prices and recent drilling results

•	Completed nine Hogshooter wells with average initial production rates of approximately 1,983 Bbls/d of oil, 534 Bbls/d of NGLs and 3.4 MMcf/d of natural gas per well
LINN Energy also reported the following significant year-to-date 2012 highlights:

•	Completed an approximate $1.3 billion (gross proceeds) initial public offering of common shares of LinnCo, LLC (LNCO)

–	Utilized net proceeds to repay indebtedness outstanding under its revolving credit facility

•	Shifted Granite Wash drilling program to focus primarily on the oil-producing Hogshooter zone, where LINN has eight operated rigs currently drilling

–	Successfully drilled 12 Hogshooter wells year-to-date which have produced a cumulative total of approximately 700,000 Bbls of oil

–	Plan to drill an additional 11 wells by year-end 2012

•	Closed a total of approximately $2.8 billion in acquisition and joint-venture agreements (based on contract price):

–	$1.025 billion acquisition of Jonah Field properties in the Green River Basin of Wyoming from BP

–	$1.2 billion acquisition of properties in the Kansas Hugoton field from BP

–	$400 million joint-venture agreement with Anadarko in the CO2 enhanced oil recovery development of the Salt Creek field in Wyoming

–	$175 million acquisition of Overton Field properties in east Texas

•	Strengthened commodity hedge portfolio:

–	Expected natural gas production is hedged approximately 100 percent for six years through 2017

–	Expected oil production is hedged approximately 100 percent for five years through 2016

“We continue to see strong performance from our Hogshooter drilling program located in the Granite Wash area and expect to drill 11 additional wells by the end of the year. I’m proud of our strong operational performance and the ability to seamlessly integrate the record amount of acquisitions completed this year,” said Mark E. Ellis, Chairman, President and Chief Executive Officer.
“The LinnCo initial public offering is a game-changer for the company as it creates an additional option for institutional and retail shareholders to invest in LINN Energy. We expect it to provide the company with greater access to capital further allowing LINN to accelerate its acquisition growth strategy,” Ellis added.
Acquisitions
On July 31, 2012, the company closed the previously announced acquisition of properties in the Jonah Field, located in southwest Wyoming, from BP for a contract price of $1.025 billion. This acquisition is expected to produce approximately 145 million cubic feet equivalent per day of liquids-rich natural gas production and provide LINN with a significant operated position in the Green River Basin. While current proved reserves total approximately 730 Bcfe, LINN has identified total resource potential of approximately 1.2 Tcfe that could provide significant upside potential in the future. Consistent with the company’s strategy, LINN hedged 100 percent of expected oil and natural gas production for approximately six years through 2017.
Year-to-date, the company has closed a record $2.8 billion in acquisition and joint-venture agreements. Consistent with the company’s strategy, these assets are all long-life, low decline assets and immediately accretive to distributable cash flow per unit. In addition, LINN has hedged approximately 100 percent of expected natural gas production until 2017 and 100 percent of expected oil production until 2016.
Operational Highlights
During the third quarter, LINN drilled an additional nine operated horizontal Hogshooter wells with an average initial production rate of 1,983 Bbls/d of oil, 534 Bbls/d of NGLs and 3.4 MMcf/d of natural gas per well. To-date, the company has drilled and completed 12 Hogshooter wells with an average initial production rate of 2,110 Bbls/d of oil, 528 Bbls/d of NGLs and 3.4 MMcf/d of natural gas per well.
LINN anticipates drilling an additional 11 Hogshooter wells in 2012. Eight of those wells are currently drilling with results expected in the fourth quarter. In addition, LINN plans to test the Hogshooter interval in the Mayfield area of Western Oklahoma, where the company has expansive acreage. As previously announced, LINN has identified 50 Hogshooter locations in the Texas portion of the Granite Wash area, and its inventory could expand pending positive results in the Mayfield area.
LINN’s net horizontal Granite Wash production during the third quarter averaged 193 MMcfe/d, an increase of 21 percent over the second quarter rate of 160 MMcfe/d. The company now has 127 operated horizontal wells producing and 17 operated wells drilling, completing or awaiting completion.
Decreased workover costs, operational efficiencies, and lower service costs continue to reduce lease operating expenses (LOE) per Mcfe. During the quarter, the company experienced a 29 percent reduction in LOE per Mcfe from the same period last year. LINN’s water-management efforts, both in the Granite Wash area and Permian Basin, have resulted in significant cost reductions and more efficient completion operations.
The company’s other operating areas, comprised of low-decline, mature assets, continue to deliver expected production volumes and integration of new assets is progressing smoothly. LINN assumed operations of the Hugoton properties July 1, 2012, and integration work for the Jonah Field is on schedule and the company will assume operations November 1, 2012.
Supplemental information on the company’s financial and operational results can be found under Presentations at www.linnenergy.com.

Third-Quarter 2012 Results
LINN increased production 106 percent to an average of 782 MMcfe/d in the third-quarter 2012, compared to 379 MMcfe/d for the third-quarter 2011. This increase in production is attributed to positive results from the company’s drilling program and continued success of its acquisition program.
During the third-quarter 2012, LINN’s hedged realized average price for natural gas was $5.17 per Mcf. This is $2.46 per Mcf more than its unhedged realized average price of $2.71 per Mcf. The company’s hedged realized average price for oil was $92.98 per Bbl. This is $5.76 per Bbl more than its unhedged realized average price of $87.22 per Bbl. Realized average price for NGL production was $32.83 per Bbl for the third-quarter 2012, a decrease of 22 percent compared to $42.01 per Bbl in the third-quarter 2011.
Lease-operating expenses for the third-quarter 2012 were approximately $92 million, or $1.28 per Mcfe, compared to $63 million, or $1.80 per Mcfe, in the third-quarter 2011. Transportation expenses for the third-quarter 2012 were approximately $18 million, or $0.25 per Mcfe, compared to $8 million, or $0.22 per Mcfe, in the third-quarter 2011. Taxes, other than income taxes for the third-quarter 2012, were approximately $38 million, or $0.53 per Mcfe, compared to $21 million, or $0.60 per Mcfe, during the third-quarter 2011. General and administrative expenses, excluding unit-based compensation expenses, for the third-quarter 2012 were approximately $39 million, or $0.54 per Mcfe, compared to $25 million, or $0.70 per Mcfe, in the third-quarter 2011. Depreciation, depletion and amortization expenses for the third-quarter 2012 were approximately $168 million, or $2.33 per Mcfe, compared to $88 million, or $2.53 per Mcfe, in the third-quarter 2011.
LINN’s distribution coverage ratio for the third-quarter 2012 was 1.40x. The company generated adjusted EBITDA (a non-GAAP financial measure) of $402 million for the third-quarter 2012, compared to $243 million in the third-quarter 2011. Results were positively impacted by acquisitions, the recent improvement in NGL prices and better than expected contributions from the company’s drilling program.
Adjusted EBITDA is a measure used by company management to evaluate cash flow and the company’s ability to sustain or increase distributions. A reconciliation of adjusted EBITDA to net income (loss) is provided in this release (see Schedule 1). The most significant reconciling items are interest expense and noncash items, including the change in fair value of derivatives and depreciation, depletion and amortization.
LINN utilizes commodity hedging to capture cash-flow margin and reduce cash-flow volatility. The company reported losses on derivatives from oil and natural gas hedges of approximately $411 million for the quarter. This includes $520 million of noncash losses from the change in fair value of hedge positions, due to a decrease in commodity prices, and realized hedge gains of $109 million during the third quarter. Noncash gains or losses do not affect adjusted EBITDA, cash flow from operations or the company’s ability to pay cash distributions.
For the third-quarter 2012, the company reported net loss of $430 million, or $2.18 per unit. This includes noncash losses of $520 million, or $2.63 per unit, from the change in fair value of hedges covering future production. Excluding these items, adjusted net income (a non-GAAP financial measure) for the third-quarter 2012 was $90 million, or $0.45 per unit (see Schedule 2).
Adjusted net income is presented as a measure of the company's operational performance from oil and natural gas properties, prior to derivative gains and losses, impairment of long-lived assets, loss on extinguishment of debt and (gains) losses on the sale of assets, net, because these items affect the comparability of operating results from period to period. A reconciliation of adjusted net income to net income (loss) is provided in this release (see Schedule 2).
LinnCo IPO
On October 11, 2012, LinnCo, LLC (NASDAQ: LNCO), priced its initial public offering of 34,787,500 common shares, including the over-allotment, at $36.50 per share. LinnCo used the net proceeds of approximately $1.2 billion from the offering, which closed on October 17, 2012, to purchase as equivalent number of LINN units. LINN used those net proceeds to repay indebtedness outstanding under its revolving credit facility. LinnCo is a limited liability company, the sole voting share of which is owned by LINN, created to enhance LINN’s ability to raise additional equity capital to execute on its acquisition and growth strategy. LinnCo’s sole purpose is to own LINN units. LinnCo has elected to be treated as a corporation for federal income tax purposes; accordingly investors in LinnCo will receive a quarterly cash dividend and a Form 1099 instead of a Schedule K-1.
Hedging Update
Based on current production estimates, the company is approximately 100 percent hedged on expected natural gas production for six years through 2017. Expected oil production is 100 percent hedged for five years through 2016. For the remainder of 2012, the company is hedged at a weighted average oil price of $97.09 per Bbl and a weighted average natural gas price of $5.25 per Mcf.
Guidance Update
Updated operational and financial guidance is provided in the supplemental information posted at www.linnenergy.com.
Cash Distributions
On October 23, 2012, LINN Energy’s Board of Directors declared a quarterly cash distribution of $0.725 per unit, or $2.90 per unit on an annualized basis, with respect to the third-quarter 2012. The distribution will be paid November 14, 2012, to unitholders of record as of the close of business November 6, 2012.
On October 23, 2012, LinnCo’s Board of Directors declared its first quarterly cash dividend of $0.71 per common share, which reflects a reduction for taxes of $0.015 per common share from the LINN Energy distribution of $0.725 per unit. The cash dividend of $0.71 per common share will be paid on November 15, 2012, to shareholders of record on November 6, 2012.
Conference Call and Webcast
As previously announced, management will host a teleconference call October 25, 2012, at 10 a.m. Central (11 a.m. Eastern) to discuss LINN Energy’s third-quarter 2012 results and its outlook for the remainder of 2012. Prepared remarks by Mark E. Ellis, Chairman, President and Chief Executive Officer, and Kolja Rockov, Executive Vice President and Chief Financial Officer, will be followed by a question and answer period.
Investors and analysts are invited to participate in the call by phone at (877) 224-9081 (Conference ID: 11462975) or via the internet at www.linnenergy.com. A replay of the call will be available on the company’s website or by phone at (855) 859-2056 (Conference ID: 11462975) for a seven-day period following the call.
Non-GAAP Measures
Adjusted EBITDA is a non-GAAP financial measure that is reconciled to its most comparable GAAP financial measure under the heading “Explanation and Reconciliation of Adjusted EBITDA” in this press release (see Schedule 1).
Adjusted net income is a non-GAAP financial measure that is reconciled to its most comparable GAAP financial measure under the heading “Explanation and Reconciliation of Adjusted Net Income” in this press release (see Schedule 2).
ABOUT LINN ENERGY
LINN Energy’s mission is to acquire, develop and maximize cash flow from a growing portfolio of long-life oil and natural gas assets. LINN Energy is a top-15 U.S. independent oil and natural gas development company, with approximately 5.1 Tcfe of proved reserves (pro forma for closed 2012 acquisitions) in producing U.S. basins as of December 31, 2011. More information about LINN Energy is available at www.linnenergy.com.
ABOUT LINNCO
LinnCo was created to enhance LINN Energy’s ability to raise additional equity capital to execute on its acquisition and growth strategy. LinnCo is a Delaware limited liability company that has elected to be taxed as a corporation for United States federal income tax purposes, and accordingly its shareholders will receive a Form 1099 in respect of any dividends paid by LinnCo. LinnCo will have no assets or operations other than those related to its ownership of LINN units. More information about LinnCo is available at www.linnco.com.
This press release includes “forward-looking statements.” All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the company expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements include, but are not limited to forward-looking statements about acquisitions and the expectations of plans, strategies, objectives and anticipated financial and operating results of the company, including the company’s drilling program, production, hedging activities, capital expenditure levels and other guidance included in this press release. These statements are based on certain assumptions made by the company based on management’s experience and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. These include risks relating to the company’s financial performance and results, availability of sufficient cash flow to pay distributions and execute its business plan, prices and demand for oil, natural gas and natural gas liquids, the ability to replace reserves and efficiently develop current reserves and other important factors that could cause actual results to differ materially from those projected as described in the company’s reports filed with the Securities and Exchange Commission. See “Risk Factors” in the company’s Annual Report filed on Form 10-K and other public filings and press releases.
Any forward-looking statement speaks only as of the date on which such statement is made and the company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise.
Contacts:        LINN Energy, LLC and LinnCo, LLC

Investors & Media:
Clay Jeansonne, Vice President, Investor and Public Relations
281-840-4193

Brook Wootton, Director, Investor and Public Relations
281-840-4099

Schedule 1
LINN Energy, LLC
Explanation and Reconciliation of Adjusted EBITDA
Adjusted EBITDA
Adjusted EBITDA (a non-GAAP financial measure), as defined by the Company, may not be comparable to similarly titled measures used by other companies. Therefore, adjusted EBITDA should be considered in conjunction with net income and other performance measures prepared in accordance with GAAP, such as operating income or cash flow from operating activities. Adjusted EBITDA should not be considered in isolation or as a substitute for GAAP measures, such as net income, operating income or any other GAAP measure of liquidity or financial performance.
The Company defines adjusted EBITDA as net income (loss) plus the following adjustments:

•	Net operating cash flow from acquisitions and divestitures, effective date through closing date;

•	Interest expense;

•	Depreciation, depletion and amortization;

•	Impairment of long-lived assets;

•	Write-off of deferred financing fees;

•	(Gains) losses on sale of assets and other, net;

•	Provision for legal matters;

•	Loss on extinguishment of debt;

•	Unrealized (gains) losses on commodity derivatives;

•	Unrealized (gains) losses on interest rate derivatives;

•	Realized (gains) losses on interest rate derivatives;

•	Realized (gains) losses on canceled derivatives;

•	Realized gain on recovery of bankruptcy claim;

•	Unit-based compensation expenses;

•	Exploration costs; and

•	Income tax (benefit) expense.

Adjusted EBITDA is a measure used by Company management to indicate (prior to the establishment of any reserves by its Board of Directors) the cash distributions the Company expects to make to its unitholders. Adjusted EBITDA is also a quantitative measure used throughout the investment community with respect to publicly-traded partnerships and limited liability companies.

Schedule 1 – Continued
LINN Energy, LLC
Explanation and Reconciliation of Adjusted EBITDA
The following presents a reconciliation of net income (loss) to adjusted EBITDA:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
	(in thousands)

Net income (loss)	$(430,005)	$837,627	$(199,121)	$628,054
Plus:
Net operating cash flow from acquisitions and divestitures, effective date through closing date	36,520	1,521	81,647	37,880
Interest expense, cash	50,076	39,609	179,728	164,790
Interest expense, noncash	55,621	26,239	97,878	26,883
Depreciation, depletion and amortization	167,695	88,328	428,477	234,039
Impairment of long-lived assets	—	—	146,499	—
Write-off of deferred financing fees	—	—	7,889	1,189
(Gains) losses on sale of assets and other, net	(119)	167	872	(749)
Provision for legal matters	310	36	1,105	776
Loss on extinguishment of debt	—	—	—	94,372
Unrealized (gains) losses on commodity derivatives	520,007	(732,452)	269,601	(470,601)
Realized gains on canceled derivatives	—	(26,752)	—	(26,752)
Realized gain on recovery of bankruptcy claim	—	—	(18,277)	—
Unit-based compensation expenses	6,901	5,578	21,735	16,759
Exploration costs	390	503	1,207	1,498
Income tax (benefit) expense	(4,950)	2,862	4,480	8,730
Adjusted EBITDA	$402,446	$243,266	$1,023,720	$716,868

Schedule 2
LINN Energy, LLC
Explanation and Reconciliation of Adjusted Net Income
Adjusted Net Income
Adjusted net income (a non-GAAP financial measure), as defined by the Company, may not be comparable to similarly titled measures used by other companies. Therefore, adjusted net income should be considered in conjunction with net income (loss) and other performance measures prepared in accordance with GAAP. Adjusted net income should not be considered in isolation or as a substitute for GAAP measures, such as net income (loss) or any other GAAP measure of liquidity or financial performance. Adjusted net income is a performance measure used by management to evaluate the Company’s operational performance from oil and natural gas properties, prior to unrealized (gains) losses on derivatives, realized (gains) losses on canceled derivatives, realized gain on recovery of bankruptcy claim, impairment of long-lived assets, loss on extinguishment of debt and (gains) losses on sale of assets, net.
The following presents a reconciliation of net income (loss) to adjusted net income:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
	(in thousands, except per unit amounts)

Net income (loss)	$(430,005)	$837,627	$(199,121)	$628,054
Plus:
Unrealized (gains) losses on commodity derivatives	520,007	(732,452)	269,601	(470,601)
Realized gains on canceled derivatives	—	(26,752)	—	(26,752)
Realized gain on recovery of bankruptcy claim	—	—	(18,277)	—
Impairment of long-lived assets	—	—	146,499	—
Loss on extinguishment of debt	—	—	—	94,372
(Gains) losses on sale of assets, net	(155)	131	766	(855)
Adjusted net income	$89,847	$78,554	$199,468	$224,218

Net income (loss) per unit - basic	$(2.18)	$4.74	$(1.04)	$3.63
Plus, per unit:
Unrealized (gains) losses on commodity derivatives	2.63	(4.15)	1.40	(2.73)
Realized gains on canceled derivatives	—	(0.15)	—	(0.15)
Realized gain on recovery of bankruptcy claim	—	—	(0.09)	—
Impairment of long-lived assets	—	—	0.75	—
Loss on extinguishment of debt	—	—	—	0.55
(Gains) losses on sale of assets, net	—	—	—	—
Adjusted net income per unit - basic	$0.45	$0.44	$1.02	$1.30